Exhibit 99.1

THE MEET GROUP reaches agreement with harvest capital

Agrees to Appoint Two New Independent Directors to The Meet Group’s Board

NEW HOPE, PA, June 27, 2017 – The Meet Group, Inc. (NASDAQ: MEET), a public market leader in the mobile meeting space, today announced that it has entered into a cooperation agreement with Harvest Capital Strategies LLC and its affiliates, which, in the aggregate, beneficially owns approximately 6.3% of The Meet Group’s outstanding shares, regarding the composition of The Meet Group’s Board of Directors. Under the terms of the agreement, The Meet Group has agreed to appoint to its Board two new independent directors: Jim Parmelee, who has agreed to join the Meet Group Board effective immediately, and a second director mutually acceptable to The Meet Group and Harvest Capital to be identified within the next ninety days.

Spencer G. Rhodes, The Meet Group’s Chairman of the Board, stated, “We are pleased to have reached this cooperation agreement with Harvest Capital, as we believe this outcome serves the best interests of The Meet Group and its stockholders. We are also pleased to welcome Jim Parmelee to our Board and look forward to the insights and experience he will bring.”

Jeffrey B. Osher, the Managing Director of Harvest Capital, stated, “We have spent considerable time with The Meet Group’s senior management team and strongly support their strategy of creating a compelling portfolio of mobile meeting apps. Under Geoff Cook’s leadership, The Meet Group has methodically grown its global platform while delivering consistent profitability and cash flow. We look forward to continuing our collaboration with The Meet Group’s Board and senior management team as they execute on their long-term growth initiatives and focus on shareholder value creation.”

Pursuant to the cooperation agreement, Harvest Capital has agreed that, until the certification of the shareholder vote at The Meet Group’s 2018 Annual Meeting of Stockholders, it will abide by certain customary standstill provisions.

The cooperation agreement between The Meet Group and Harvest Capital will be included as an exhibit to a Current Report on Form 8-K that The Meet Group will file with the Securities and Exchange Commission.

Morgan, Lewis & Bockius LLP served as legal counsel to The Meet Group. Olshan Frome Wolosky LLP served as legal advisor to Harvest Capital.

The Meet Group also announced today that it has appointed The Blueshirt Group to lead its investor relations communications and strategy. The Blueshirt Group is a leading tech-focused investor relations firm that specializes in investor relations, IPO advisory, financial communications, financial media relations and crisis management.

About Jim Parmelee

Mr. Parmelee brings over 25 years of technology industry experience.  He is currently an advisor to Hamilton Robinson Capital Partners, a middle market focused private equity firm.  Jim was previously a Managing Director in Peak Ten Management LLC, where he was responsible for the firm's investments in the software, Internet and technology infrastructure verticals.  Before Peak Ten, Jim was a Partner in Union Square Advisors, an M&A advisory firm focused on the technology sector, where he led the firm's global Information Technology infrastructure practice.  Jim was previously a leading data networking and telecom equipment equity research analyst at Credit Suisse First Boston (now Credit Suisse).  Jim was highly ranked by external polls throughout his research career including being named six times to Institutional Investor Magazine's All America Research Team.

About The Meet Group

The Meet Group (NASDAQ: MEET) is a fast-growing portfolio of mobile apps designed to meet the universal need for human connection. Using innovative products and sophisticated data science, The Meet Group keeps its approximately 2.8 million mobile daily active users engaged and originates untold numbers of casual chats, friendships, dates, and marriages. The Meet Group offers advertisers the opportunity to reach customers on a global scale with hundreds of millions of daily mobile ad impressions. The Meet Group utilizes high user density, economies of scale, and leading monetization strategies with the goal of maximizing adjusted EBITDA. Our apps – currently MeetMe®, Skout®, Tagged®, and Hi5® – let users in more than 100 countries chat, share photos, stream live video, and discuss topics of interest, and are available on iPhone, iPad, and Android in multiple languages. For more information, please visit themeetgroup.com.

MEET Investor Contact:

The Blueshirt Group

Allise Furlani

allise@blueshirtgroup.com